EXHIBIT 99.1

Eagle Bancorp, Inc. Announces Record Earnings for the First Quarter of 2013, a 52% Increase Over 2012

BETHESDA, Md., April 22, 2013 (GLOBE NEWSWIRE) -- Eagle Bancorp, Inc. (the "Company") (Nasdaq:EGBN), the parent company of EagleBank, today announced record quarterly net income of $11.6 million for the quarter ended March 31, 2013, a 52% increase over the $7.6 million net income for the quarter ended March 31, 2012. Net income available to common shareholders for the quarter ended March 31, 2013 increased 53% to $11.4 million ($0.49 per basic common share and $0.48 per diluted common share), as compared to $7.5 million ($0.37 per basic common share and $0.36 per diluted common share) for the same period in 2012.

"We are very pleased to report a continuing trend of record quarterly earnings, consisting of balanced and focused financial performance, comprised of substantially higher total revenue from net interest income and noninterest income, continued favorable asset quality and disciplined operating expense management," noted Ronald D. Paul, Chairman and Chief Executive Officer of Eagle Bancorp, Inc.

Capital levels at March 31, 2013 versus December 31, 2012 have been enhanced by strong earnings during the quarter. The Company's earnings have now increased for seventeen consecutive quarters since the fourth quarter of 2008. Mr. Paul noted, "For the first quarter of 2013, the Company maintained its disciplined approach to loan pricing, and was able to record loan growth in excess of 2% for the first three months of 2013, which was net of substantial loan payoffs due to expected maturities during the period." For the quarter, the loan portfolio yielded 5.65%, as compared to 5.67% for the final quarter of 2012, while average loans for the first quarter were 19% above the same quarter in 2012. Mr. Paul added, "Considering the high level of average liquidity maintained during the first quarter, I am very pleased with the net interest margin of 4.20%, which was higher than the same quarter one year ago and remains very favorable to peer banking companies."

Higher average liquidity was maintained intentionally to address potential negative impacts of the TAG deposit insurance expiration. Aside from the loss of one $130 million trustee relationship, the Company has not experienced any measurable negative impacts from TAG expiration. Excluding this relationship, total deposits increased in the first quarter by $46 million. Average deposits for the first quarter were 20% above the same quarter in 2012.

The Company has been able to further enhance its favorable operating cost management as measured by both the Efficiency Ratio, which was 48.56% and the annualized level of Noninterest Expenses to Average Assets, which was 2.48%. Total revenue (net interest income plus noninterest income) was $42.6 million for the first quarter of 2013, 4% higher than the fourth quarter in 2012 and 24% higher than the same quarter one year ago.

At March 31, 2013, total assets were $3.32 billion, compared to $2.82 billion at March 31, 2012, an 18% increase. As compared to December 31, 2012, total assets at March 31, 2013 decreased by $85 million, a 3% decrease. Total loans (excluding loans held for sale) were $2.55 billion at March 31, 2013 compared to $2.19 billion at March 31, 2012, a 17% increase. As compared to December 31, 2012, total loans at March 31, 2013 increased by $55 million, a 2% increase. Total deposits were $2.81 billion at March 31, 2013, compared to deposits of $2.37 billion at March 31, 2012, a 19% increase. As compared to December 31, 2012, total deposits at March 31, 2013 decreased by $84 million, a 3% decrease, resulting from the loss of one large relationship. Loans held for sale amounted to $132.7 million at March 31, 2013 as compared to $87.5 million at March 31, 2012, a 52% increase. As compared to December 31, 2012 loans held for sale decreased by $94 million, a 42% decrease. The investment portfolio totaled $318.4 million at March 31, 2013, an 8% decrease from the $345.0 million balance at March 31, 2012. As compared to December 31, 2012, the investment portfolio at March 31, 2013 increased by $18.6 million, a 6% increase. Total borrowed funds (excluding customer repurchase agreements) were $39.3 million at March 31, 2013 compared to $49.3 million at March 31, 2012, a 20% decrease due to the early payoff of Federal Home Loan Bank advances. As compared to December 31, 2012, total borrowed funds at March 31, 2013 remained the same at $39.3 million. Total shareholders' equity increased to $361.9 million at March 31, 2013, compared to $276.0 million and $350.0 million at March 31, 2012 and December 31, 2012, respectively, reflecting capital raising activities during 2012 and retained earnings. The Company's capital position remains substantially in excess of regulatory requirements for well capitalized status, with a total risk based capital ratio of 12.50% at March 31, 2013, as compared to a total risk based capital ratio of 11.59% at March 31, 2012 and 12.20% at December 31, 2012. In addition, the tangible common equity ratio (tangible common equity to tangible assets) increased to 9.08% at March 31, 2013, from 7.66% at March 31, 2012 and 8.50% at December 31, 2012.

At March 31, 2013, the Company's nonperforming assets amounted to $37.4 million, representing 1.12% of total assets, compared to $39.7 million of nonperforming assets, or 1.41% of total assets at March 31, 2012 and $36.0 million of nonperforming assets, or 1.06% of total assets at December 31, 2012. Management continues to remain attentive to early signs of deterioration in borrowers' financial conditions and is proactive in taking the appropriate steps to mitigate risk. Furthermore, the Company is diligent in placing loans on nonaccrual status and believes, based on its loan portfolio risk analysis, that its allowance for loan losses, at 1.52% of total loans (excluding loans held for sale) at March 31, 2013, is adequate to absorb potential credit losses within the loan portfolio at that date. The allowance for credit losses represented 138% of nonperforming loans at March 31, 2013, as compared to 122% at December 31, 2012 and 87% at March 31, 2012, respectively. The increase in the allowance for credit losses is due to a higher environmental reserve based upon the potential impact of sequestration and federal budget matters, and changes in loan mix. Included in nonperforming assets at March 31, 2013 were $9.2 million of other real estate owned ("OREO") as compared to $3.0 million at March 31, 2012 and $5.3 million at December 31, 2012.

For the three months ended March 31, 2013, the Company reported an annualized return on average assets ("ROAA") of 1.39% as compared to 1.08% for the three months ended March 31, 2012. The annualized return on average common equity ("ROAE") for the quarter ended March 31, 2013 was 15.29%, as compared to 13.80% for the quarter ended March 31, 2012. The higher ROAA and ROAE ratios for the first quarter of 2013 as compared to 2012 are due substantially to an expanded net interest margin, higher noninterest income and improved cost management.

Net interest income increased 21% for the three months ended March 31, 2013 over the same period in 2012, resulting from a combination of strong average balance sheet growth and net interest margin expansion, as the decline in earning asset yield was more than offset by a decline in the cost of funds, as compared to the same quarter in 2012. For the three months ended March 31, 2013, the net interest margin was 4.20% as compared to 4.11% and 4.31% for the three months ended March 31, 2012 and December 31, 2012, respectively.

The provision for credit losses was $3.4 million for the three months ended March 31, 2013 as compared to $4.0 million for the three months ended March 31, 2012. At March 31, 2013 the allowance for credit losses represented 1.52% of loans outstanding, as compared to 1.46% and 1.50% at March 31, 2012 and December 31, 2012, respectively. The lower provisioning in the first quarter of 2013, as compared to the first quarter of 2012, is due to a combination of lower loan growth, and changes in loan mix, offset somewhat by higher net charge-offs. Net charge-offs of $2.0 million in the first quarter of 2013 represented 0.33% of average loans, excluding loans held for sale, as compared to $1.7 million or 0.34% of average loans, excluding loans held for sale, in the first quarter of 2012. Net charge-offs in the first quarter of 2013 were primarily attributable to commercial and industrial loans ($918 thousand), construction loans ($713 thousand), the unguaranteed portion of SBA loans ($240 thousand), commercial real estate loans ($109 thousand) and home equity and consumer loans ($66 thousand).

Noninterest income for the three months ended March 31, 2013 increased to $8.1 million from $6.0 million for the three months ended March 31, 2012, a 35% increase. This increase was due primarily to an increase of $1.5 million in gains on sales of residential mortgage loans in the first quarter of 2013 as compared to the first quarter of 2012, resulting primarily from higher volumes of residential mortgage refinancing activity. Other income increased $416 thousand in the first quarter of 2013 as compared to the first quarter of 2012, a 65% increase due substantially to higher loan fee income. Investment securities gains amounted to $23 thousand for the first quarter of 2013, as compared to investment gains of $153 thousand for the first quarter of 2012. Excluding investment securities gains, total noninterest income was $8.1 million for the first quarter of 2013, as compared to $5.9 million for the first quarter of 2012, an increase of 38%.

The efficiency ratio, which measures the ratio of noninterest expense to total revenue, was 48.56% for the first quarter of 2013, as compared to 53.83% for the first quarter of 2012. Noninterest expenses totaled $20.7 million for the three months ended March 31, 2013, as compared to $18.6 million for the three months ended March 31, 2012, a 12% increase. Cost increases for salaries and benefits were $776 thousand, due to staffing increases primarily as a result of growth since March 31, 2012 in residential lending, as well as additional commercial lending and bank administration personnel merit and benefit cost increases, and increases in incentive pay. Premises and equipment expenses were $290 thousand higher, due to the cost of two new branch offices, normal increases in leasing costs and the acceleration of amortization for leasehold improvements. Data processing expenses increased by $283 thousand due to system enhancements and expanded customer transaction costs. The increase in other expenses of $840 thousand was due primarily to establishing a contingency reserve.

About Eagle Bancorp: The Company is the holding company for EagleBank which commenced operations in 1998. The Bank is headquartered in Bethesda, Maryland, and operates through eighteen full service branch offices, located in Montgomery County, Maryland; Washington, D.C.; City of Alexandria, Virginia and Arlington and Fairfax Counties, Virginia. The Company focuses on building relationships with businesses, professionals and individuals in its marketplace.

Conference Call: Eagle Bancorp will host a conference call to discuss the first quarter 2013 financial results on Tuesday, April 23, 2013 at 10:00 a.m. eastern daylight time. The public is invited to listen to this conference call by dialing 1.877.303.6220, conference ID Code is 32780114, or by accessing the call on the Company's website, www.eaglebankcorp.com. A replay of the conference call will be available on the Company's website through May 7, 2013.

Forward-looking Statements: This press release contains forward-looking statements within the meaning of the Securities and Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. In some cases, forward-looking statements can be identified by use of words such as "may," "will," "anticipates," "believes," "expects," "plans," "estimates," "potential," "continue," "should," and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company's market, interest rates and interest rate policy, competitive factors, and other conditions which by their nature, are not susceptible to accurate forecast and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. For details on factors that could affect these expectations, see the risk factors and other cautionary language included in the Company's Annual Report on Form 10-K for the year ended December 31, 2012 and in other periodic and current reports filed with the SEC. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company's past results are not necessarily indicative of future performance.

Eagle Bancorp, Inc.
Consolidated Financial Highlights (Unaudited)
(dollars in thousands, except per share data)
	Three Months Ended March 31,
	2013	2012
Income Statements:
Total interest income	$ 37,933	$ 32,568
Total interest expense	3,424	4,098
Net interest income	34,509	28,470
Provision for credit losses	3,365	3,970
Net interest income after provision for credit losses	31,144	24,500
Noninterest income (before investment gains)	8,088	5,859
Gain on sale of investment securities	23	153
Total noninterest income	8,111	6,012
Total noninterest expense	20,697	18,562
Income before income tax expense	18,558	11,950
Income tax expense	6,986	4,317
Net income	11,572	7,633
Preferred stock dividends and discount accretion	141	141
Net income available to common shareholders	$ 11,431	$ 7,492

Per Share Data:
Earnings per weighted average common share, basic	$ 0.49	$ 0.37
Earnings per weighted average common share, diluted	$ 0.48	$ 0.36
Weighted average common shares outstanding, basic	23,198,657	20,110,948
Weighted average common shares outstanding, diluted	23,838,219	20,623,681
Actual shares outstanding	23,389,238	20,220,166
Book value per common share at period end	$ 13.05	$ 10.85
Tangible book value per common share at period end (1)	$ 12.89	$ 10.65

Performance Ratios (annualized):
Return on average assets	1.39%	1.08%
Return on average common equity	15.29%	13.80%
Net interest margin	4.20%	4.11%
Efficiency ratio (2)	48.56%	53.83%

Other Ratios:
Allowance for credit losses to total loans	1.52%	1.46%
Allowance for credit losses to total nonperforming loans	137.80%	86.82%
Nonperforming loans to total loans	1.11%	1.68%
Nonperforming assets to total assets	1.12%	1.41%
Net charge-offs (annualized) to average loans	0.33%	0.34%
Common equity to total assets	9.18%	7.79%
Tier 1 leverage ratio	10.39%	9.33%
Tier 1 risk based capital ratio	11.08%	10.08%
Total risk based capital ratio	12.50%	11.59%
Tangible common equity to tangible assets (1)	9.08%	7.66%

Loan Balances - Period End (in thousands):
Commercial and Industrial	$ 579,618	$ 492,824
Commercial real estate - owner occupied	$ 303,561	$ 275,723
Commercial real estate - income producing	$ 910,829	$ 829,984
1-4 Family mortgage	$ 69,256	$ 43,057
Construction - commercial and residential	$ 538,071	$ 417,346
Construction - C&I (owner occupied)	$ 34,002	$ 27,412
Home equity	$ 108,570	$ 95,437
Other consumer	$ 4,117	$ 5,157

Average Balances (in thousands):
Total assets	$ 3,378,362	$ 2,830,693
Total earning assets	$ 3,331,930	$ 2,784,747
Total loans held for sale	$ 179,476	$ 120,098
Total loans	$ 2,480,862	$ 2,086,511
Total deposits	$ 2,864,305	$ 2,393,413
Total borrowings	$ 135,315	$ 153,227
Total shareholders' equity	$ 359,859	$ 274,923

Use of Non-GAAP Financial Measures

(1)   The Company considers the following non-GAAP measurements useful for investors, regulators, management and others to evaluate capital adequacy and to compare against other financial institutions. The table below provides a reconciliation of these non-GAAP financial measures with financial measures defined by GAAP.

Tangible common equity to tangible assets (the "tangible common equity ratio") and tangible book value per common share are non-GAAP financial measures derived from GAAP-based amounts. The Company calculates the tangible common equity ratio by excluding the balance of intangible assets from common shareholders' equity and dividing by tangible assets. The Company calculates tangible book value per common share by dividing tangible common equity by common shares outstanding, as compared to book value per common share, which the Company calculates by dividing common shareholders' equity by common shares outstanding. The Company considers this information important to shareholders' as tangible equity is a measure that is consistent with the calculation of capital for bank regulatory purposes, which excludes intangible assets from the calculation of risk based ratios.

GAAP Reconciliation (Unaudited)
(dollars in thousands except per share data)
	Three Months Ended March 31, 2013	Three Months Ended December 31, 2012	Three Months Ended March 31, 2012
Common shareholders' equity	$ 305,252	$ 293,376	$ 219,408
Less: Intangible assets	(3,659)	(3,785)	(4,066)
Tangible common equity	$ 301,593	$ 289,591	$ 215,342

Book value per common share	$ 13.05	$ 12.78	$ 10.85
Less: Intangible book value per common share	(0.16)	(0.16)	(0.20)
Tangible book value per common share	$ 12.89	$ 12.62	$ 10.65

Total assets	$ 3,324,865	$ 3,409,441	$ 2,815,549
Less: Intangible assets	(3,659)	(3,785)	(4,066)
Tangible assets	$ 3,321,206	$ 3,405,656	$ 2,811,483
Tangible common equity ratio	9.08%	8.50%	7.66%

(2)   Computed by dividing noninterest expense by the sum of net interest income and noninterest income.

Eagle Bancorp, Inc.
Consolidated Balance Sheets
(dollars in thousands, except per share data)
	March 31, 2013 (Unaudited)	December 31, 2012 (Audited)	March 31, 2012 (Unaudited)
Assets
Cash and due from banks	$ 7,123	$ 7,439	$ 5,838
Federal funds sold	5,811	7,852	18,990
Interest bearing deposits with banks and other short-term investments	257,957	324,043	117,326
Investment securities available for sale, at fair value	318,431	299,820	345,021
Federal Reserve and Federal Home Loan Bank stock	11,154	10,694	11,374
Loans held for sale	132,698	226,923	87,496
Loans	2,548,024	2,493,095	2,186,940
Less allowance for credit losses	(38,811)	(37,492)	(31,875)
Loans, net	2,509,213	2,455,603	2,155,065
Premises and equipment, net	16,094	15,261	12,864
Deferred income taxes	20,661	19,128	14,658
Bank owned life insurance	14,229	14,135	13,839
Intangible assets, net	3,659	3,785	4,066
Other real estate owned	9,199	5,299	3,014
Other assets	18,636	19,459	25,998
Total Assets	$ 3,324,865	$ 3,409,441	$ 2,815,549

Liabilities and Shareholders' Equity
Deposits:
Noninterest bearing demand	$ 756,177	$ 881,390	$ 698,636
Interest bearing transaction	99,187	113,813	75,751
Savings and money market	1,456,318	1,374,869	1,084,622
Time, $100,000 or more	216,337	232,875	293,570
Other time	284,911	294,275	215,656
Total deposits	2,812,930	2,897,222	2,368,235
Customer repurchase agreements	92,664	101,338	111,580
Long-term borrowings	39,300	39,300	49,300
Other liabilities	18,119	21,605	10,426
Total liabilities	2,963,013	3,059,465	2,539,541

Shareholders' Equity
Preferred stock, par value $.01 per share, shares authorized 1,000,000, Series B, $1,000 per share liquidation preference, shares issued and outstanding 56,600 at March 31, 2013, December 31, 2012 and March 31, 2012	56,600	56,600	56,600
Common stock, par value $.01 per share; shares authorized 50,000,000, shares issued and outstanding 23,389,238, 22,954,889 and 20,220,166, respectively	228	226	199
Warrant	946	946	946
Additional paid in capital	181,993	180,593	134,455
Retained earnings	117,577	106,146	78,911
Accumulated other comprehensive income	4,508	5,465	4,897
Total Shareholders' Equity	361,852	349,976	276,008
Total Liabilities and Shareholders' Equity	$ 3,324,865	$ 3,409,441	$ 2,815,549

Eagle Bancorp, Inc.
Consolidated Statements of Operations (Unaudited)
(dollars in thousands, except per share data)
	Three Months Ended March 31,
Interest Income	2013	2012
Interest and fees on loans	$ 36,024	$ 30,723
Interest and dividends on investment securities	1,696	1,694
Interest on balances with other banks and short-term investments	209	137
Interest on federal funds sold	4	14
Total interest income	37,933	32,568
Interest Expense
Interest on deposits	2,940	3,468
Interest on customer repurchase agreements	69	96
Interest on long-term borrowings	415	534
Total interest expense	3,424	4,098
Net Interest Income	34,509	28,470
Provision for Credit Losses	3,365	3,970
Net Interest Income After Provision For Credit Losses	31,144	24,500

Noninterest Income
Service charges on deposits	1,285	979
Gain on sale of loans	5,649	4,139
Gain on sale of investment securities	23	153
Increase in the cash surrender value of bank owned life insurance	94	97
Other income	1,060	644
Total noninterest income	8,111	6,012
Noninterest Expense
Salaries and employee benefits	11,200	10,424
Premises and equipment expenses	2,800	2,510
Marketing and advertising	347	286
Data processing	1,539	1,256
Legal, accounting and professional fees	893	1,101
FDIC insurance	582	489
Other expenses	3,336	2,496
Total noninterest expense	20,697	18,562
Income Before Income Tax Expense	18,558	11,950
Income Tax Expense	6,986	4,317
Net Income	11,572	7,633
Preferred Stock Dividends	141	141
Net Income Available to Common Shareholders	$ 11,431	$ 7,492

Earnings Per Common Share
Basic	$ 0.49	$ 0.37
Diluted	$ 0.48	$ 0.36

Eagle Bancorp, Inc.
Consolidated Average Balances, Interest Yields And Rates (Unaudited)
(dollars in thousands)

	Three Months Ended March 31,
	2013			2012
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
ASSETS
Interest earning assets:
Interest bearing deposits with other banks and other short-term investments	$ 346,409	$ 209	0.24%	$ 218,990	$ 137	0.25%
Loans held for sale (1)	179,476	1,485	3.31%	120,098	1,071	3.57%
Loans (1) (2)	2,480,862	34,539	5.65%	2,086,511	29,653	5.72%
Investment securities available for sale (2)	316,752	1,696	2.17%	340,025	1,694	2.00%
Federal funds sold	8,431	4	0.19%	19,123	14	0.29%
Total interest earning assets	3,331,930	37,933	4.62%	2,784,747	32,569	4.70%

Total noninterest earning assets	84,383			75,935
Less: allowance for credit losses	37,951			29,989
Total noninterest earning assets	46,432			45,946
TOTAL ASSETS	$ 3,378,362			$ 2,830,693

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities:
Interest bearing transaction	$ 104,798	$ 83	0.32%	$ 76,845	$ 71	0.37%
Savings and money market	1,421,035	1,526	0.44%	1,089,626	1,672	0.62%
Time deposits	524,515	1,331	1.03%	538,542	1,726	1.29%
Total interest bearing deposits	2,050,348	2,940	0.58%	1,705,013	3,469	0.82%
Customer repurchase agreements	96,015	69	0.29%	103,927	96	0.37%
Long-term borrowings	39,300	415	4.22%	49,300	534	4.29%
Total interest bearing liabilities	2,185,663	3,424	0.64%	1,858,240	4,099	0.89%

Noninterest bearing liabilities:
Noninterest bearing demand	813,957			688,400
Other liabilities	18,883			9,130
Total noninterest bearing liabilities	832,840			697,530

Shareholders' equity	359,859			274,923
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 3,378,362			$ 2,830,693

Net interest income		$ 34,509			$ 28,470
Net interest spread			3.98%			3.81%
Net interest margin			4.20%			4.11%

(1) Loans placed on nonaccrual status are included in average balances. Net loan fees and late charges included in interest income on loans totaled $1.9 million and $1.2 million for the three months ended March 31, 2013 and 2012, respectively.
(2) Interest and fees on loans and investments exclude tax equivalent adjustments.

Eagle Bancorp, Inc.
Statements of Income and Highlights Quarterly Trends (Unaudited)
(dollars in thousands, except per share data)
	Three Months Ended
Income Statements:	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011
Total interest income	$ 37,933	$ 38,164	$ 36,636	$ 34,575	$ 32,568	$ 33,091	$ 30,741	$ 28,996
Total interest expense	3,424	3,427	3,328	3,561	4,098	4,820	5,365	5,102
Net interest income	34,509	34,737	33,308	31,014	28,470	28,271	25,376	23,894
Provision for credit losses	3,365	4,139	3,638	4,443	3,970	2,765	2,887	3,215
Net interest income after provision for credit losses	31,144	30,598	29,670	26,571	24,500	25,506	22,489	20,679
Noninterest income (before investment gains/losses & extinguishment of debt)	8,088	6,135	4,916	4,293	5,859	3,864	2,657	2,602
Gain/(loss) on sale of investment securities	23	(75)	464	148	153	--	854	591
Loss on early extinguishment of debt	--	--	(529)	--	--	--	--	--
Total noninterest income	8,111	6,060	4,851	4,441	6,012	3,864	3,511	3,193
Salaries and employee benefits	11,200	12,164	10,807	10,289	10,424	10,183	9,263	7,761
Premises and equipment	2,800	2,677	2,562	2,469	2,510	2,389	1,939	2,052
Marketing and advertising	347	419	497	557	286	411	234	747
Other expenses	6,350	5,065	5,241	5,222	5,342	5,324	4,287	4,373
Total noninterest expense	20,697	20,325	19,107	18,537	18,562	18,307	15,723	14,933
Income before income tax expense	18,558	16,333	15,414	12,475	11,950	11,063	10,277	8,939
Income tax expense	6,986	6,135	5,739	4,692	4,317	3,889	3,783	3,185
Net income	11,572	10,198	9,675	7,783	7,633	7,174	6,494	5,754
Preferred stock dividends and discount accretion	141	141	142	142	141	142	166	883
Net income available to common shareholders	$ 11,431	$ 10,057	$ 9,533	$ 7,641	$ 7,492	$ 7,032	$ 6,328	$ 4,871

Per Share Data:
Earnings per weighted average common share, basic	$ 0.49	$ 0.44	$ 0.45	$ 0.38	$ 0.37	$ 0.35	$ 0.32	$ 0.25
Earnings per weighted average common share, diluted	$ 0.48	$ 0.43	$ 0.44	$ 0.37	$ 0.36	$ 0.35	$ 0.31	$ 0.24
Weighted average common shares outstanding, basic	23,198,657	22,650,761	21,052,773	20,297,996	20,110,948	19,919,434	19,867,533	20,050,894
Weighted average common shares outstanding, diluted	23,838,219	23,274,203	21,606,005	20,807,410	20,623,681	20,370,108	20,281,294	20,495,291
Actual shares outstanding	23,389,238	22,954,889	22,040,006	20,591,233	20,220,166	19,952,844	19,890,597	19,849,042
Book value per common share at period end	$ 13.05	$ 12.78	$ 12.15	$ 11.35	$ 10.85	$ 10.53	$ 10.15	$ 9.76

Performance Ratios (annualized):
Return on average assets	1.39%	1.25%	1.27%	1.08%	1.08%	0.91%	1.00%	1.01%
Return on average common equity	15.29%	13.95%	15.20%	13.52%	13.80%	13.40%	12.55%	10.16%
Net interest margin	4.20%	4.31%	4.44%	4.39%	4.11%	3.65%	3.98%	4.32%
Efficiency ratio (1)	48.56%	49.82%	50.07%	52.28%	53.83%	56.97%	54.43%	55.13%

Other Ratios:
Allowance for credit losses to total loans (2)	1.52%	1.50%	1.48%	1.47%	1.46%	1.44%	1.41%	1.41%
Nonperforming loans to total loans	1.11%	1.23%	1.35%	1.42%	1.68%	1.59%	1.55%	1.60%
Nonperforming assets to total assets	1.12%	1.06%	1.25%	1.26%	1.41%	1.27%	1.07%	1.47%
Net charge-offs (annualized) to average loans	0.33%	0.37%	0.36%	0.40%	0.34%	0.34%	0.36%	0.28%
Tier 1 leverage ratio	10.39%	10.44%	10.36%	9.65%	9.33%	8.21%	9.61%	9.07%
Tier 1 risk based capital ratio	11.08%	10.80%	10.73%	10.09%	10.08%	10.33%	10.49%	9.64%
Total risk based capital ratio	12.50%	12.20%	12.21%	11.60%	11.59%	11.84%	12.11%	11.33%

Average Balances (in thousands):
Total assets	$ 3,378,362	$ 3,247,498	$ 3,022,584	$ 2,888,188	$ 2,830,693	$ 3,111,952	$ 2,569,970	$ 2,278,329
Total earning assets	$ 3,331,930	$ 3,203,462	$ 2,977,950	$ 2,844,491	$ 2,784,747	$ 3,071,903	$ 2,531,768	$ 2,220,137
Total loans held for sale	$ 179,476	$ 186,122	$ 158,011	$ 95,734	$ 120,098	$ 177,116	$ 35,320	$ 19,419
Total loans	$ 2,480,862	$ 2,442,418	$ 2,346,046	$ 2,246,644	$ 2,086,511	$ 2,030,986	$ 1,967,214	$ 1,864,722
Total deposits	$ 2,864,305	$ 2,748,567	$ 2,572,022	$ 2,447,985	$ 2,393,413	$ 2,652,707	$ 2,124,274	$ 1,902,837
Total borrowings	$ 135,315	$ 137,525	$ 132,955	$ 150,644	$ 153,227	$ 183,632	$ 184,874	$ 153,108
Total stockholders' equity	$ 359,859	$ 343,401	$ 306,072	$ 284,040	$ 274,923	$ 264,833	$ 251,916	$ 214,926

(1) Computed by dividing noninterest expense by the sum of net interest income and noninterest income.
(2) Excludes loans held for sale.
CONTACT: Michael T. Flynn
         301.986.1800